Perma-Fix Files Amended Form 10-K/A Removing
Going Concern Paragraph from Auditor’s Report

ATLANTA - April 21, 2008 — Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced that it has filed an amended Form 10-K/A for the period ended December 31, 2007. As previously disclosed, on April 4, 2008 the Company’s lender revised its loan covenant, which allows the Company, based on its projections, to show why it likely will meet its minimum fixed charge coverage ratio in 2008. The Company’s independent registered public accounting firm therefore has amended its report as of December 31, 2007, deleting the explanatory paragraph on the Company’s ability to continue as a going concern.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including DOE and the U.S. Department of Defense and nuclear utilities. The industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates nine major waste treatment facilities across the country.

This press release contains “forward-looking statements” based largely on the Company’s expectations and is subject to various business risks and uncertainties, some beyond the Company's control. Forward-looking statements include, but are not limited to, expanded core services; new onsite contracts representing growth opportunity outside our traditional markets and increased flow of waste to us; positioned to capture a meaningful share of Hanford site waste; our Hanford site facility is a significant growth opportunity; divesture of our Industrial Segment and achievements of maximum value; well positioned for 2008; encouraged by 2008 outlook; and securing lender’s waiver of financial covenant as required. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. The Company believes the expectations reflected in this news release are reasonable, but can give no assurance such expectations will prove correct. There are a variety of factors that could cause future outcomes to differ materially from what this release describes, including, without limitation, future economic conditions; industry conditions; competitive pressures; and our ability to apply and market our technologies; that neither the federal government nor any other party to a federal government subcontract terminates or renegotiates any material contract granted to us before the contract term expires, as such contracts are generally terminable or renegotiable on 30-day notice, at the government’s option; or the government or such other party to one of our contracts fails to comply with the contract or to deliver anticipated waste; that Congress funds the new remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2006 Form 10-K and the Forward-Looking Statements discussed in our Forms 10-Q for the quarter ending March 31, 2007, June 30, 2007, and September 30, 2007. The Company cannot commit to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1020 x101

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316